UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2005
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The following is a prepared statement given by Chairman James W. Owens at the 2005 Annual Stockholders' meeting held April 13, 2005. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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Good afternoon again, ladies and gentlemen — and thank you for joining us at Caterpillar’s 2005 Annual Meeting ... we appreciate your investment in Caterpillar’s business!

Even though it’s been nearly three months since we announced our 2004 results, I want to spend just a moment recapping what was without a doubt one of the best years in our company’s long, proud history.

2004 was a year of explosive growth and largely unanticipated global demand. And together, Cat employees, dealers, and suppliers rose to meet the challenge — setting all-time sales and profit per share records.

Our sales increased by over 7 billion dollars, or 33 percent, as we surpassed our 30 billion dollar top-line goal two years ahead of schedule! Profit topped 2 billion dollars, up 85 percent compared with 2003.

These record profits place Caterpillar in a strong financial position. Our pension plans remain well-funded, thanks to solid investment returns and more than 600 million dollars in contributions for the second year in a row. We’ve increased our dividend 10 of the last 11 years — and in 2004, we repurchased almost 7 million shares. All this is great news for our investors and our employees.

As I look back on Caterpillar’s incredibly successful 2004 — and look ahead to what we expect to be an even better 2005 — I can’t think of another company in any industry that’s better positioned to win in the global economy.

We believe that five elements truly separate us from comparative companies in the S&P 500 — and position us to outperform the averages over the next few years.

First is our established strength with products and services. Our current lineup is the strongest and broadest in our history. Our major product lines are recognized leaders worldwide — #1 or #2 on every continent — and everywhere I turn, Caterpillar people are working to make them better.

On the services side of our business, Cat Financial and Cat Logistics are well-established growth subsidiaries. Cat Financial has provided customer support, diversification, and earnings stability since its formation in 1981. Today it’s one of the largest captive finance companies in the world with receivables of almost 20 billion dollars.

Cat Logistics has been generating growth of 25 percent annually in revenues from external customers, and massive opportunities remain for creative third-party logistics providers in this 170 billion dollar global industry.

We’ve also identified other adjacent growth areas where we plan to make substantial investments in the future — including Caterpillar Remanufacturing Services and our OEM Solutions Group.

The second element that sets Caterpillar apart is our technology leadership. Our investment in research and engineering is unequaled in our industry.

We have hundreds of Ph.D. scientists and researchers on our team. We’ve received more than 2,500 patents in the last five years. And we continue to invest more than 4 million dollars in technology development each working day.

Nowhere is that investment paying off more than on the engine side of our business, where growth is being fueled in large part by the success of our revolutionary ACERT Technology.

More than 185,000 Caterpillar on-highway engines featuring this clean diesel technology are on the road today — accumulating 40 million miles a day, delivering excellent performance, and producing dramatically lower emissions — all with comparable fuel economy to previous models.

I said “dramatically,” and I want to emphasize that these new engines reduce NOx emissions by 90 percent from comparable engines of 15 to 20 years ago.

And today we’re working to further refine our technology and lower NOx an additional 90 percent by 2010. It’s an impressive “green” story for our company!

In November, we introduced our first Cat earthmoving machine with ACERT Technology — a D8T track-type tractor — and by the end of 2005, we plan to have 45 Cat machine models on the market featuring our clean diesel technology.

Soon, ACERT Technology will be incorporated into almost all our Caterpillar products, including electric power, marine, and petroleum engine applications.

Our first machines featuring ACERT in Europe were delivered to jobsites last month, with more on their way. All these machines are certified and fully compliant with the European Stage 3a emission regulations that begin to take affect in 2006 — so we are well ahead of schedule in that part of the world.

As the regulated world continues to grow, Caterpillar will be ready to help our customers meet these requirements.

Our technology leadership goes beyond ACERT and the engine business — systems integration continues to differentiate Caterpillar machines from the competition.

Electrohydraulic controls, integrated powertrain systems, global positioning and wireless communication systems, sound reduction technology — these are just a few of the features coming together to improve productivity, performance, and operator comfort.

And, we don’t develop technology for technology’s sake. We do it to help our customers address the issues most important to them. We want our customers to know they can count on Caterpillar to help them lower costs, increase productivity, simplify operations, improve jobsite safety, and of course, meet ever-stricter regulatory requirements.

The third element that distinguishes Caterpillar from the competition is our well-established global footprint — something no one in our industry can fully match.

Our products are sold in over 200 countries, with more than half our sales outside the United States. We operate nearly 300 facilities in 40 countries on six continents — and our goal is to be a cost-effective competitor in every major currency zone.

But our global presence doesn’t stop with our own facilities. Worldwide, there are 198 Cat dealers — operating more than 1,600 branch stores and 1,400 Rental Stores — and more than 400 distributors of our FG Wilson, MaK, Perkins, and Solar product brands. We literally blanket the Earth.

Our dealer network gives Caterpillar a local presence everywhere we do business. And our after-sales support capabilities and coverage are unmatched in our industry — some would say in any industry.

That’s important, because ultimately all business is local — and we are well-positioned to compete with local competitors the world over.

Number four on the list of key Caterpillar differentiators is our unique set of market strengths. We are exceptionally well-positioned by virtue of the markets we serve — global mining; energy -- including oil, gas and coal; and infrastructure development, just to name the largest.

These industries were characterized by significant underinvestment in the post-Asian economic crisis period of 1998 to 2002. Global economic growth returned to more robust trend levels in late 2003, and we believe this worldwide recovery has legs.

Real global economic growth should average about 1 percent higher over the next five to six years than it did for the decade that ended in 2003 — and this will require ongoing heavy investment in the key industries Caterpillar serves!

The fifth element that sets Caterpillar apart from the field is governance and financial integrity. Maintaining uncompromisingly high ethical standards has always been a hallmark of Caterpillar.

We’ve been guided by a strong Code of Worldwide Business Conduct since 1974 — and our board has distinguished itself as a leader in corporate governance. Its members are independent, highly qualified, and diverse — and they have an outstanding working rapport with management.

At Caterpillar we have always been conservative in our financial accounting. We’re proud of the strength of our balance sheet, investment grade credit rating, well-funded benefit plans, and cash flow.

Our compensation programs and stock ownership requirements clearly align executive and stockholder interests. And we continue to work diligently to provide all our stakeholders with the information they need to make good decisions about our operations and the potential of our business.

I firmly believe that these five strengths truly distinguish Caterpillar from alternative investment opportunities and position our company for success in the coming years.

But while we’re on the subject of distinguishing characteristics, I’d be remiss not to spend a minute talking about two other elements that make Caterpillar unique — 6 Sigma and people. Frankly, they’re so much a part of our culture today that we sometimes take them for granted.

6 Sigma, for example, has been an incredible success story for Caterpillar. It is the way we manage our business — how we maintain quality, eliminate waste, reduce costs, create new products and services, develop future leaders, and help the company grow profitably.

Together with more than 500 of our dealers and suppliers who have also deployed 6 Sigma, we are creating the industry’s best value chain — ready from top to bottom to meet the changing needs of those we serve.

And at the heart of our business, of course, are Caterpillar people. Corporations like ours don’t do anything — our 80,000 employees do.

Our goal is to capture the best ideas, energy, enthusiasm, and passion of every one of our employees around the world — and together drive customer satisfaction with profitable, rewarding results.

That’s what we did in 2004, and what we expect to achieve again in 2005. As you know, we’re between our year-end financial release and the announcement of our first-quarter results, so I won’t be commenting on our 2005 financial outlook today. First quarter results will be released next week (20th).

I will say, though, that we believe our markets will continue to experience solid growth in 2005, resulting in another all-time record year for Caterpillar.

Further, now that we have achieved our 30 billion dollar sales and revenues milestone, we’re staking out bold goals for the future. Later this year, we’ll roll out new vision and mission statements for the next decade — along with a revised set of critical success factors.

Our focus will be on profit per share growth, which enables us to serve the needs of our three most important stakeholders — our customers, our employees, and our investors. Our goal is to realize profit per share growth that is stronger than other manufacturers’ — and again I believe we’re well-positioned to realize this ambition.

As I look to the future, I’m excited about the challenges our global industries present because I know Caterpillar is ready! We have the right products and services — the right technology — the right strategy — and most important, the right people to drive our success in the future.

As investors, you are also key to our success. I want to thank you for the vote of confidence your investments in Caterpillar represent — and assure you that we are committed to being good stewards of your funds. Our entire global team is working together to transform this very good company into a truly great one.

Again, thank you for your interest in Caterpillar and for being here with us today. We’ll now begin the question-and-answer period.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

April 13, 2005	By:	/s/James B. Buda
James B. Buda
Vice President